CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 and Form S-3 (No. 333-85142, 333-94267, 33-48476, 33-54175, 33-56291, 33-65199, 333-88907, 333-88923, and 333-90167) of ALLTEL Corporation of our report dated June 24, 2003 relating to the financial statements of ALLTEL Corporation 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Little Rock, AR

June 26, 2003